                                SCHEDULE 14A

(Paragraph 40,151)  Information Required in Proxy Statement
    Reg. Section 240.14a-101.

                           SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.    )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                        Tandem Computers Incorporated
      ---------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

      ---------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------

     5)  Total fee paid:

     ---------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

[TANDEM LOGO]

                                                               December 15, 1995

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Tuesday, January 30, 1996, at 10:00 A.M., at the offices of the Company at 10435 N. Tantau Avenue, Cupertino, California.

     The Notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

     After reading the Proxy Statement, please mark, date, sign, and return, at an early date, the enclosed proxy in the prepaid envelope, to assure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN, AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

     A copy of the Company's Annual Report to Stockholders is also enclosed.

     The Board of Directors and Management look forward to seeing you at the Annual Meeting.

Sincerely yours,

THOMAS J. PERKINS                         JAMES G. TREYBIG
Chairman of the Board                     President and Chief Executive Officer

                         TANDEM COMPUTERS INCORPORATED
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 30, 1996
                               ------------------

     The Annual Meeting of Stockholders of Tandem Computers Incorporated (the "Company") will be held at the offices of the Company at 10435 N. Tantau Avenue, Cupertino, California, on January 30, 1996, at 10:00 A.M., for the following purposes:

       1. To elect one Class I Director to hold office until 1999.

       2. To consider and vote upon a proposal to amend the Tandem Computers Incorporated Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance under the Plan.

       3. To consider and vote upon a stockholder proposal that recommends the Board of Directors redeem the Common Stock Purchase Rights held by stockholders under the Company's First Amended and Restated Rights Agreement.

       4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

       5. To transact such other business as may properly come before the Meeting and any adjournment or postponement of the Meeting.

     The Board of Directors has fixed the close of business on December 4, 1995, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournment or postponement of the Meeting. A complete list of stockholders entitled to vote will be available at the Secretary's office, 10435 N. Tantau Avenue, Cupertino, California, for 10 days before the Meeting.

     IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY.

                                                 JOSEPHINE T. PARRY
                                                 Secretary

December 15, 1995

                         TANDEM COMPUTERS INCORPORATED

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tandem Computers Incorporated, a Delaware corporation (the "Company"), with principal executive offices at 19333 Vallco Parkway, Cupertino, California 95014, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held on January 30, 1996, and any adjournment or postponement of the Annual Meeting. The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by submitting a later-dated proxy or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the one nominee for director listed in this Proxy Statement, FOR approval of the proposal to amend the Employee Stock Purchase Plan to increase the number of shares available under the Plan, AGAINST approval of a stockholder proposal to redeem the Common Stock Purchase Rights, and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

     Stockholders of record at the close of business on December 4, 1995, are entitled to notice of and to vote at the Annual Meeting. On December 4, 1995, the Company had 117,003,559 shares of Common Stock outstanding. Each holder of Common Stock is entitled to one vote for each share held as of the record date, except that in voting for directors, each stockholder is entitled to cumulate votes for the election of directors whose names have been placed in nomination; that is, a stockholder may cast as many votes as there are directors to be elected multiplied by the number of shares which the stockholder holds. All such votes may be cast for one candidate or distributed among the nominees for director as the stockholder sees fit. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees for election to the Board of Directors as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those nominees for whom authority to vote has not been withheld. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for the purposes of determining whether a proposal has been approved.

     The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of the Company by personal interview, telephone, or telegraph. No additional compensation will be paid to such persons for such solicitation. The Company has also engaged Morrow & Co., Inc., to assist in the solicitation of proxies and will pay this firm a fee of approximately $6,000.00 plus expenses. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about December 15, 1995.

                                   IMPORTANT

PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY, AND RETURN IT AT AN EARLY DATE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

                             ELECTION OF DIRECTORS

     The Company has three classes of directors serving staggered three-year terms. One Class I director is to be elected at the Annual Meeting for a three-year term expiring on the date of the Annual Meeting in 1999 or until such director shall resign or until his successor shall have been duly elected or appointed.

     On October 26, 1995, Mr. Robert C. Marshall, Director and Senior Vice President and Chief Operating Officer of the Company, announced he would be retiring on December 31, 1995, and that he would not be running for re-election as a Class I director. Sir Campbell Fraser announced to the Board of Directors on November 13, 1995, that he would not be standing for re-election as a Class I director. On November 6, 1995, Mr. Thomas I. Unterberg submitted his resignation as a Class II director effective immediately. In accordance with the Company's Restated Certificate of Incorporation and By-Laws, on November 14, 1995, the Board of Directors reduced the authorized number of directors from 11 to nine pending identifying qualified candidates to fill the vacancies left by the recent retirement and resignations. Currently there are eight directors and one vacancy.

     Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of Mr. Morton Collins as a Class I director. Mr. Collins is currently a member of the Board of Directors of the Company. In the event Mr. Collins becomes unable or unwilling to serve, the shares represented by the enclosed proxy (unless otherwise indicated on such proxy) will be voted for such other person as the Board of Directors may select. The Board of Directors has no reason to believe that Mr. Collins will be unable or unwilling to serve.

     Set forth below are the names and ages of the nominee and directors, the class to which each has been elected or nominated for election, their principal occupations at present and for the past five years, certain directorships held by each, and the year in which each became a director of the Company. Information with respect to the Company includes the Company's predecessor California corporation.

                NAME AND PRINCIPAL OCCUPATION AT PRESENT AND                   DIRECTOR
                   FOR THE PAST FIVE YEARS; DIRECTORSHIPS                       SINCE       AGE
-----------------------------------------------------------------------------  --------     ---
CLASS I
Morton Collins(1)(2).........................................................    1975       59
  General Partner of DSV Partners III, DSV Management, Ltd., and DSV Partners
     IV, Princeton, New Jersey, private investment partnerships since 1981,
     1982, and 1985, respectively; General Partner, DSV Associates, private investment partnership, from 1974 to 1986; Director of Kopin
     Corporation, The Liposome Company, and ThermoTrex Corporation.
CLASS II
Jack F. Bennett(1)...........................................................    1988       71
  Senior Vice President and Director of Exxon Corporation from 1975 to
     January 1989; Under-Secretary of the Treasury for Monetary Affairs from
     1974 to 1975; Director of Dean Witter Reynolds, Inc. Mutual Funds,
     Massachusetts Mutual Life Insurance Co., and Philips Electronics N.V.
Franklin P. Johnson, Jr.(1)(3)...............................................    1975       67
  General Partner of Asset Management Partners, a Palo Alto, California,
     private investment partnership, since 1982; Owner of Asset Management
     Company, a Palo Alto, California, investment management proprietorship, since 1967; Member of the Advisory Board of the Center for Economic
     Policy Research, Stanford University; Director of AMGen, Boole &
     Babbage, and Idec Pharmaceuticals Corporation.

                NAME AND PRINCIPAL OCCUPATION AT PRESENT AND                   DIRECTOR
                   FOR THE PAST FIVE YEARS; DIRECTORSHIPS                       SINCE       AGE
-----------------------------------------------------------------------------  --------     ---
Thomas J. Perkins(2)(3)......................................................    1974       63
  Chairman of the Board of the Company since 1974; General Partner of Kleiner
     & Perkins, Kleiner Perkins Caufield & Byers, Kleiner Perkins Caufield &
     Byers II, Kleiner Perkins Caufield & Byers III, and Kleiner Perkins
     Caufield & Byers IV, San Francisco, California, private investment partnerships, since 1972, 1978, 1980, 1982, and 1986, respectively.
CLASS III
Vera Stephanie Shirley(2)....................................................    1992       62
  Life President of F.I. Group, PLC, a computer services, training and recruitment company, since 1962; Master of the Worshipful Company of
     Information Technologist, 1992 through 1993; Director of AEA Technology and UK Atomic Energy Authority; Chair, The Kingwood Trust.
Robert G. Stone, Jr.(3)......................................................    1978       72
  Chairman Emeritus and Director of the Board of Kirby Corporation, a
     diversified corporation engaged, through its subsidiaries, in inland and offshore transportation and diesel repairs, since 1983; Director of BHP
     Petroleum Company, The Chubb Corporation, Core Industries, Inc., Corning
     Incorporated, First Boston Investment Funds, Inc., The Japan Fund, Inc.,
     The Pittston Company, Russell Reynolds Associates, Inc., Scudder Gold
     Fund, Inc., Scudder International Fund, Inc., Scudder New Asia Fund,
     Inc., and various other Scudder funds, and Tejas Gas Corporation.
James G. Treybig.............................................................    1974       55
  President and Chief Executive Officer of the Company since 1974; Director of Silicon Graphics, Inc.
Walter B. Wriston(3).........................................................    1986       76
  Chairman and Chief Executive Officer of Citicorp and Citibank, N.A., from
     1970 to 1984; President and Chief Executive Officer of Citicorp from
     1968 to 1970; President and Chief Executive Officer of Citibank, N.A.,
     from 1967 to 1970; Director of AEA Investors, Inc., Bio-Research
     Laboratories, Ltd., Cygnus, Inc., OncoRx, Inc., United Meridian
     Corporation, York International Corporation, and WMNB Acquisition Corp.

---------------
(1) Member of Audit Committee.

(2) Member of Compensation/Option Committee.

(3) Member of Nominating Committee.

                                STOCK OWNERSHIP

     The following table sets forth information as of September 30, 1995, as to shares of Common Stock beneficially owned by each director and nominee for director named under "Election of Directors", each executive officer named in the table under "Compensation of Executive Officers and Directors", each stockholder known to the Company to own more than 5% of the Company's outstanding stock and the directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals.

                                                                      BENEFICIAL OWNERSHIP
                                                                        OF COMMON STOCK
                                                                     ----------------------
                                                                     NUMBER OF     PERCENT
                                                                     SHARES(1)     OF CLASS
                                                                     ---------     --------
Dodge & Cox, One Sansome Street, San Francisco, CA.................  6,297,000       5.39
Capital Research and Management, 333 Hope Street, Los Angeles,
  CA...............................................................  5,923,000       5.08
Thomas J. Perkins(2)...............................................  2,204,972       1.89
James G. Treybig(3)(4).............................................   908,944         .78
Franklin P. Johnson, Jr.(5)........................................   429,036         .37
Robert C. Marshall(4)..............................................   277,051         .24
Gerald L. Peterson(4)(6)...........................................   155,647         .13
Donald E. Fowler(4)................................................   131,510         .11
Robert G. Stone, Jr.(7)............................................    84,286            (8)
Walter B. Wriston..................................................    49,036            (8)
Morton Collins(9)..................................................    46,264            (8)
Jack F. Bennett....................................................    22,536            (8)
Vera Stephanie Shirley.............................................    20,324            (8)
Roel Pieper........................................................    18,449            (8)
Kurt L. Friedrich..................................................    18,234            (8)
Sir Campbell Fraser................................................    17,250            (8)
All executive officers and directors as a group (20 persons
  including the 10 directors named above)..........................  4,844,762       4.15

---------------

(1) Includes shares which may be acquired within 60 days pursuant to the exercise of options as follows: Mr. Perkins, 29,036 shares; Mr. Treybig, 204,436 shares; Mr. Johnson, 29,036 shares; Mr. Marshall, 122,586 shares; Mr. Peterson, 130,131 shares; Mr. Fowler, 120,127 shares; Mr. Stone, 29,036 shares; Mr. Wriston, 47,036 shares; Mr. Collins, 29,036 shares; Mr. Bennett, 16,036 shares; Mrs. Shirley, 15,324 shares; Mr. Pieper, 18,449 shares; Mr. Friedrich, 18,234 shares; Sir Campbell Fraser, 15,750 shares; and all executive officers and directors as a group, 1,205,047 shares.

(2) Includes 77,000 shares held by Thomas J. Perkins, Inc., in a corporate retirement plan for the benefit of Mr. Perkins.

(3) Includes 1,800 shares held by one of Mr. Treybig's children, and as to which Mr. Treybig disclaims any beneficial interest, and 263 shares owned by Mr. Treybig's wife.

(4) Includes shares held indirectly by trust as follows: Mr. Treybig, 803 shares; Mr. Marshall, 975 shares; Mr. Peterson, 1,010 shares; and Mr. Fowler, 993 shares.

(5) Includes 400,000 shares held by Asset Management Partners, a partnership of which Mr. Johnson is general partner.

(6) Includes 700 shares owned by Mr. Peterson's wife.

(7) Includes 8,000 shares held by a trust for the benefit of Mr. Stone's wife, 3,600 shares held by a SEP IRA for the benefit of Mr. Stone, and 2,000 shares held directly by Mr. Stone's wife.

(8) Less than one-tenth of one percent.

(9) Includes 2,800 shares held by a trust for the benefit of Mr. Collins' children and as to which Mr. Collins disclaims any beneficial interest.

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's directors and executive officers to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and executive officers during the last fiscal year were filed on time.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and equity compensation paid or accrued during the three fiscal years ended September 30, 1995, by the Company and its subsidiaries to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined at the end of the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                                                       AWARDS
                                               ANNUAL COMPENSATION                  ------------
                                --------------------------------------------------   SECURITIES
           NAME AND             FISCAL                              OTHER ANNUAL     UNDERLYING      ALL OTHER
      PRINCIPAL POSITION         YEAR       SALARY       BONUS     COMPENSATION(1)    OPTIONS     COMPENSATION(2)
------------------------------  ------     --------     --------   ---------------  ------------  ---------------
James G. Treybig..............   1995      $629,835           --            --          37,500       $   3,750
  President and Chief            1994       622,902     $310,155            --              --           3,750
  Executive Officer              1993       661,810      136,785            --         130,001           9,197

Kurt L. Friedrich.............   1995      $316,250     $ 60,859        $ 3,577         20,000       $   3,750
  Sr. Vice President and         1994       310,918      125,984            --              --           5,418
  General Manager, Systems       1993(3)     63,668      200,000(4)         --          90,000          69,294
  Development
  Group
Donald E. Fowler..............   1995      $297,082     $ 73,048         5,129          20,000       $  13,315
  Sr. Vice President and         1994       291,986      116,012         8,040              --           6,111
  General Manager, Solutions     1993       309,155       49,817            --          65,001           9,810
  Products
  Group
Gerald L. Peterson............   1995      $309,530     $ 60,270       $ 5,481          20,000       $   7,500
  Sr. Vice President and         1994       289,866      118,088            --              --             600
  General Manager, Sales and     1993       308,249       58,671            --          53,400           3,563
  Support
  Group
Roel Pieper...................   1995      $336,520           --            --              --       $  34,772
  Sr. Vice President,            1994       330,012     $139,486             --        246,000         129,289
  President and Chief            1993(5)     22,635      100,000(4)         --         160,000          29,840
  Executive Officer UB
  Networks, Inc.

---------------
(1) "Other Annual Compensation" includes for fiscal 1995 a payment for vacation accrued prior to fiscal 1995 to Messrs. Friedrich, Fowler and Peterson in the amounts of $3,577, $5,129 and $5,481, respectively.

(2) "All Other Compensation" includes for fiscal 1995 the following: (i) contributions by the Company of $3,750, $3,750, $3,671 and $7,500, respectively, to the 401(k) Plan on behalf of Messrs. Treybig, Friedrich, Fowler and Peterson to match 1995 pre-tax elective deferral contributions (included under Salary) made by each such officer to the 401(k) Plan; (ii) $9,644 of accrued interest in excess of 120% of the applicable federal long-term rate on the account balance (which includes compensation listed under Salary and/or Bonus for fiscal 1995), deferred by Mr. Fowler under the Company's Deferred Compensation Plan; and (iii) $34,772 of interest forgiven on Mr. Pieper's indebtedness to the Company.

(3) Mr. Friedrich joined the Company on July 19, 1993.

(4) Includes for fiscal 1993 hire-on bonuses paid to Messrs. Pieper and Friedrich in the amounts of $100,000 and $200,000, respectively.

(5) Mr. Pieper joined the Company on September 7, 1993.

OPTION GRANTS IN FISCAL 1995

     The following table provides details regarding stock options granted to the named executive officers in fiscal 1995.

                          OPTION GRANTS IN FISCAL 1995

                                                                                         POTENTIAL REALIZABLE VALUE
                                                  PERCENT
                                   NUMBER OF      OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                                  SECURITIES      OPTIONS                                 STOCK PRICE APPRECIATION
                                  UNDERLYING     GRANTED TO     EXERCISE                       FOR OPTION TERM
                                    OPTIONS     EMPLOYEES IN     PRICE      EXPIRATION   ---------------------------
              NAME                GRANTED(1)    FISCAL YEAR    ($/SHARE)       DATE         5%               10%
--------------------------------  -----------   ------------   ----------   ----------   --------         ----------
James G. Treybig................     37,500         1.15%        $17.50      11/15/04    $412,712         $1,045,893
Kurt L. Friedrich...............     20,000         0.61          17.50      11/15/04     220,113            557,810
Donald E. Fowler................     20,000         0.61          17.50      11/15/04     220,113            557,810
Gerald L. Peterson..............     20,000         0.61          17.50      11/15/04     220,113            557,810
Roel Pieper.....................     --            --             --           --           --                --

---------------
(1) In general, options to purchase shares of the Company's Common Stock vest daily over a period of four years, are not exercisable for a period of six months from the effective date, and expire ten years from the effective date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table shows stock options exercised by the named executive officers during fiscal 1995, including the aggregate net value realized upon exercise of an option. In addition, this table includes the number of shares covered by unexercised stock options (both exercisable and unexercisable) as of fiscal year-end, and the value of unexercised in-the-money options (both exercisable and unexercisable) based on the year-end price of the Company's Common Stock.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1995
                                      AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                         VALUE OF UNEXERCISED
                                SHARES                   NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                               ACQUIRED                    OPTIONS AT 9/30/95                AT 9/30/95(2)
                                 UPON      VALUE     ------------------------------   ---------------------------
                               EXERCISE   REALIZED   EXERCISABLE(1)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                               --------   --------   --------------   -------------   -----------   -------------
James G. Treybig.............    --          --          199,525          77,976       $ 126,381      $ 104,869
Kurt L. Friedrich............   39,528    $306,442        14,890          55,582          21,043         96,151
Donald E. Fowler.............    --          --          117,369          45,631          76,313         65,562
Gerald L. Peterson...........      100         759       128,251          35,149          70,447         43,303
Roel Pieper(Tandem)..........   35,500     289,000        18,449          --              48,429        --
            (UB)(3)..........    --          --          --              246,000          --            184,500

---------------
(1) The amounts in this column represent the number of vested unexercised options at September 30, 1995.

(2) The amounts in this column represent the difference between the exercise price and the closing market price of $12.25 on September 30, 1995, for the Common Stock. The actual value of unexercised options fluctuates with market activity.

(3) The values stated are based on the fair market value of $11.25 of the UB Networks common stock as determined by the Compensation/Option Committee of the UB Networks Board of Directors on October 16, 1995.

REPORT OF THE COMPENSATION/OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation/Option Committee reviews and approves the Company's executive compensation policies and sets the compensation of the Company's senior management. In addition, the Committee supervises and manages the Company's stock option programs as they apply to all employees.

EXECUTIVE COMPENSATION

     Philosophy. The Company's executive compensation philosophy is to establish total compensation plans that will attract, motivate, and retain executive officers who are capable of developing and executing the Company's short- and long-term business plans. The principal components of the Company's executive compensation are base salary, annual incentives and stock options. The Company believes that an effective compensation plan should place a significant portion of an executive's total targeted income at risk; therefore, a substantial portion of any executive's total compensation opportunity is defined under the incentive and stock option programs.

     The total compensation plans for all executives are reviewed annually. Targets for each component (base salary, incentive and stock options) are adjusted as appropriate based on market data and on both objective and subjective evaluations of each executive's contribution and value to the Company.

     Discussion of Compensation in Excess of $1 Million a Year. In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to add
Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. At the January 1995 Annual Meeting, the stockholders approved the Senior Executive Incentive Plan (the "SEIP") and amended the Company's 1989 Stock Plan (the "1989 Plan") to qualify certain performance-based compensation paid to executive officers for deductibility under the Code. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

     Compensation Programs and Practices. The total compensation levels are assessed through participation in and review of independent published surveys focusing on competitive executive pay practices, primarily in the computer industry. The surveys provide salary, incentive, and option grant data for executive positions on both an industry-wide and selected peer group basis. The published surveys used for fiscal 1995 were: The TriComp Survey of Executive Compensation; The SC/CHiPS Executive and Senior Management Total Compensation Survey; and The Radford Associates Management Total Compensation Report. The peer group consists of approximately 20 companies in the computer networking industry which are commonly recognized as those which compete with the Company in the market place and for talent; which offer jobs similar to those offered by the Company in complexity, scope or responsibility; and which share similar financial characteristics. The selected peer group with which the Company compares its compensation is not necessarily made up of the same companies used to compare stockholder return in the Stock Performance Chart, which is comprised of the S&P 500 and the S&P Computer Systems indices. Sixty-three percent of the companies in the selected peer group are included in the S&P 500 Index, and thirty-eight percent of these companies are included in the S&P Computer Systems Index. The selected peer group may vary from year to year based upon market conditions and changes in both the Company's and the other companies' businesses over time.

     Market comparisons are one means of establishing the Company's target compensation levels for executives. These levels are also determined on subjective assessments of each executive's contribution and value to the Company, as well as internal pay equity comparisons.

     Targeted Cash Compensation, Base Salary, and Annual Incentives. The Company's base pay and annual incentive targets are set at levels to provide total cash compensation that is intended to be at the median targeted total cash compensation of the representative company peer group. If the Company exceeds its annual business plans and performs better than the representative company peer group, the annual incentive targets are designed to provide total cash compensation that is greater than the targeted cash compensation of the select peer group. Conversely, if the Company falls short of its business plans and performance is less than the competitive company peer group, the annual incentive targets are designed to provide total cash compensation that is less than the targeted cash compensation of the select peer group.

     Annual Incentive Plans. The Company has two incentive plans which provide for incentive bonuses to eligible employees based upon the Company's financial performance. Under the plans, a minimum financial performance must be achieved for any payout to occur. If Company performance exceeds the pre-established financial measurements, the incentive paid will be larger than the target. In fiscal 1996, the Company's executive incentive plans will be focused primarily on operating profit and secondarily on quality targets. As in fiscal 1995, targets have been established at both the corporate and division levels. The typical weighting of these factors for fiscal 1996 is 80% on operating profit and 20% on quality measurements.

     Tandem Incentive Plan (the "TIP"). Vice Presidents, Directors and Senior Managers are eligible to participate in the TIP. The percentage of target compensation paid is determined by financial performance and by division financial and quality measures. The CEO and Senior Vice Presidents are eligible to participate in the quality measures of the TIP. Annual incentives are tied to specific and quantifiable measures. In fiscal 1995, targets were established for executives based on operating profit, excluding UB Networks' operating profit, and performance against corporate or division quality measures. The typical weighting of these factors was 70% to 80% on operating profit and 20% to 30% on quality measurements. End of year annual incentive payments were made to a number of the TIP participants for achievement of operating profit, division financial and quality targets.

     Senior Executive Incentive Plan. The Chief Executive Officer and all Senior Vice Presidents are eligible to participate in the SEIP. Target compensation as a percentage of base pay is established for senior executives by the date required under the Code or regulations thereunder. Incentive payout criteria consists of one or more of the following: profit, operating profit, earnings per share, divisional profit, divisional operating profit, revenue, revenue growth, expenses and headcount control; including or excluding subsidiary results and including or excluding nonrecurring items such as extraordinary financial events. In no instance, however, will any annual incentive payment to a single executive be greater than $1,000,000. Mr. Treybig, Mr. David J. Rynne, Senior Vice President and Chief Financial Officer, Mr. Marshall, and Mr. Pieper are measured on operating profit including UB Networks' operating profit. The remaining participants are measured on operating profit excluding UB Networks' operating profit. End of year annual incentive payments were made to some of the SEIP participants for achievement of the operating profit target excluding UB Networks' operating profit.

     Stock Options. The Company believes that employee stock ownership aligns employee and stockholder interests by focusing employees on the creation of stockholder value in the short- and long-term. From the Company's inception, stock options have been granted as a tool for both motivating and retaining outstanding contributors at all levels of the Company. In determining the total number of options granted each year, the Company evaluates competitive grant levels and the impact of option grants on the Company's weighted shares outstanding. The Company considers published survey data and objective and subjective contribution assessments in determining the number of options granted to its officers.

     Executive option grants are typically made on an annual basis in the fall. Tandem options were granted to executive officers during fiscal 1995.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee conducts an annual review of the total compensation plan for Mr. Treybig. The executive philosophy as described above applies equally to Mr. Treybig's compensation plan.

     In fiscal 1995, Tandem's operating profit was $125,304,000 against a predetermined minimum target. Because operating profit did not reach the predetermined minimum target, Mr. Treybig did not achieve his annual incentive target for fiscal 1995. In comparison, Mr. Treybig's total 1994 incentive payment was 100% of his incentive target for 1994. The decline in Mr. Treybig's incentive payments from fiscal 1994 to 1995 is directly attributable to the Company's fiscal 1995 performance.

     Mr. Treybig's targeted total cash compensation for fiscal 1996 over 1995 did not change. For fiscal 1996, the Committee approved maintaining Mr. Treybig's base salary and annual incentive target at current levels.

MANAGEMENT CHANGES

     In October 1995, the Company announced major changes in its executive management structure. The changes will be implemented during fiscal 1996. The Company expects to hire new executive officers during the 1996 fiscal year which may impact traditional compensation levels.

                         COMPENSATION/OPTION COMMITTEE

                           Thomas J. Perkins (Chair)
                                 Morton Collins
                             Vera Stephanie Shirley

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

             AMONG TANDEM COMPUTERS INCORPORATED, THE S&P 500 INDEX
                       AND THE S&P COMPUTER SYSTEMS INDEX

                          TANDEM                       S&P
 MEASUREMENT PERIOD      COMPUTERS       S&P 500     COMPUTER
(FISCAL YEAR COVERED)   INCORPORATED      INDEX      SYSTEMS
1991                        121            131         110
1992                        110            146          91
1993                        114            165          61
1994                        153            171          89
1995                        114            221         128

* $100 invested on 9/30/90 in stock or index--including reinvestment of dividends. Fiscal year ending September 30.

COMPENSATION OF DIRECTORS

     For the 1995 fiscal year, directors who were not officers of the Company were paid an annual retainer of $32,500, plus expenses, payable quarterly. For the same period, the Chairman of the Board was paid an additional annual retainer of $9,500.

     Directors are eligible to participate in the Company's Charitable Contribution Program (the "Program"). The Program is designed to acknowledge the service of Company directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. In addition, it enhances the Company's ability to attract and retain directors of the highest caliber and experience. Pursuant to this program, the Company has purchased life insurance policies on the directors with the Company named as the beneficiary. Not later than five years after the death of any director, the Company will donate $1,000,000 to one or more charitable organizations in the name of the deceased director. Directors may make recommendations as to the recipient organizations. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefit from the Program.

     In addition, under the Stock Option Plan for Non-Employee Directors of Tandem Computers Incorporated (the "Directors' Plan"), each director who is not also an employee of the Company or a subsidiary is automatically granted on the date of the Annual Stockholders Meeting an option to purchase 3,000 shares of the Company's Common Stock, at an exercise price equal to the fair market value on such date. The options vest daily over a four-year period. Vested options become exercisable six months after grant. If a director ceases to be a director within six months of the option grant date, the option is forfeited. A director who ceases to be a director for any reason after six months from the grant date may exercise the vested portion within 12 months following such termination to the extent not previously exercised. All options granted under the Directors' Plan expire ten years following the date of grant.

                 CERTAIN TRANSACTIONS AND EMPLOYMENT AGREEMENTS

     Certain Transactions. During the 1995 fiscal year, the Company guaranteed bank loans under a $5,000,000 bank line of credit to Mr. Lawrence A. Laurich (Vice President, Systems Development), Mr. Anthony H. Lewis, Jr. (Vice President and Corporate Controller through October 2, 1995), Mr. Marshall, Mr. Peterson, and Mr. Gerd Stoecker (Vice President and Treasurer) in the aggregate principal amounts of $514,452, $53,462, $1,285,685, $1,597,504, and $371,543,
respectively, plus interest, which were the largest aggregate principal amounts outstanding under such guarantees in fiscal 1995, of which an aggregate of $3,607,395 was outstanding at September 30, 1995. On December 9, 1994, Mr. Peterson paid $200,000 toward the reduction of principal on his loans. On October 2, 1995, Mr. Lewis paid his loan in full. The Company has not had to perform under the guarantees.

     On August 29, 1994, the Company renewed a loan to Mr. Marshall of $75,000, bearing interest at 8.25%. The principal and interest on the loan were due January 29, 1995, and were paid in full on November 28, 1994. During fiscal 1995, the largest aggregate principal amount outstanding under this loan and the bank loan guarantee discussed above was $1,361,196 of which $1,285,685 was outstanding at September 30, 1995.

     On August 28, 1994, the Company renewed a loan to Mr. Peterson for $48,319, bearing interest at 8.75%. The loan replaced an earlier loan of the same amount issued in February 1994 bearing interest at 7.00%. The principal and interest on the loan were due on February 28, 1995. On August 26, 1994, the Company loaned Mr. Peterson $15,000 bearing interest at 8.75%. On October 30, 1994, the Company loaned Mr. Peterson $47,531 at an interest rate of 8.75%. All three loans were paid in full on December 9, 1994. On February 28, 1995, the Company loaned Mr. Peterson $58,972 bearing interest at 10.00% for a term of six months. On August 28, 1995, the Company renewed the February 28, 1995, loan for the same amount bearing interest at 9.75%. The principal and interest on the loan is due February 28, 1996. On June 19, 1995, the Company loaned Mr. Peterson $25,000 bearing interest at 9.75%. The principal and interest on this loan is due December 19, 1995. On August 28, 1995, the Company loaned Mr. Peterson $32,583 bearing interest at 9.75%. The principal and interest on this loan is due February 28, 1996. During fiscal 1995, the largest aggregate principal amount outstanding under these loans and the bank loan guarantee discussed above was $1,708,354 of which $1,514,059 was outstanding as of September 30, 1995.

     On October 12, 1993, the Company loaned Mr. Pieper $350,000 and $150,000, bearing interest of 7.00% and 8.25%, respectively. Interest payments on each loan begin two (2) years from the date of the loan. Interest accrued during the initial two (2) years of the loans has been forgiven by the Company and will be included in Mr. Pieper's earnings for tax purposes. These loans are due on October 16, 1997. On October 12, 1995, the

Company adjusted the interest rates on these loans to 9.75%. All of the other terms of the loans remain the same. During fiscal 1995, Mr. Pieper paid $14,064 and $8,880, respectively, on the loans. On June 14, 1994, the Company loaned Mr. Pieper $150,000, bearing interest of 8.25% due on June 16, 1998. During fiscal 1995, Mr. Pieper paid $5,642 towards payment of this loan. The interest rates on all three loans are adjusted annually. During fiscal 1995, the largest aggregate principal amount outstanding under these loans was $631,195 of which $602,609 was outstanding as of September 30, 1995.

     Employment Agreements. During the third quarter of fiscal 1995, the Company entered into employment agreements with a number of its executive officers, including each of the executive officers named in the Summary Compensation Table. The employment agreements are for a term of 18 months and may be renewed for successive 12 month terms at the sole discretion of the Company.

     The agreements provide each executive with specified payments and benefits if, during the term of the agreement, the executive's employment is terminated by the Company without cause or constructively (collectively referred to as "involuntary termination"). Upon involuntary termination, an executive will receive: (i) his/her base salary through the date of termination of employment;
(ii) his/her prorated annual bonus; (iii) a lump sum payment equal to three times the executive's annual base salary and 100% of the executive's potential annual incentive target bonus; (iv) benefits under the Company's employee benefits plan for a period of three years from date of termination; (v) a Company contribution to the Company's Deferred Compensation Plan on executive's behalf in the amount of $1,500,000 for the President, from $750,000 to $500,000 for Senior Vice Presidents and $300,000 for Vice Presidents who receive employment agreements; (vi) outplacement services in the amount of $50,000; and
(vii) a three year extension of executive's Company loans or loan guarantees.

     Special provisions apply in the event of a Change in Control which is publicly announced during the term of the employment agreement. For purposes of the agreement, a Change in Control is defined as the acquisition of 85% or more of the Company's outstanding voting securities by a third party or a majority change in the composition of the board of directors. Upon involuntary termination of employment after a Change in Control, an executive will be entitled to the payments described above except that executive will be entitled to a lump sum payment equal to two and one-half rather than three times his/her salary and potential annual incentive target bonus and executive will be entitled to his/her full rather than pro-rated annual bonus. In connection with a Change in Control an executive will be entitled to two special bonuses: (i) $1,000,000 for the President and $300,000 for each other executive upon announcement of a letter of intent or definitive agreement with respect to a Change in Control, and (ii) an amount equal to one times the sum of an executive's annual base salary plus 100% of an executive's target incentive bonus payable upon closing when a Change in Control occurs.

     The employment agreements provide for an executive to be retained by the Company after the Change in Control for an additional year. In the event of a Change in Control, an executive will also be entitled to a full gross-up payment for any excise taxes incurred under Section 2808 of the Code.

     No payments are payable under the agreements in the event of an executive's termination for cause or an executive's voluntary termination of employment, except that Mr. Treybig will be entitled to receive a contribution to the Company's Deferred Compensation Plan in the amount of $1,500,000.

     In recognition of Mr. Fowler's numerous contributions to the Company, Mr. Fowler's employment agreement was amended on October 20, 1995. The amendment allows Mr. Fowler to receive upon retirement, the payments and benefits he would have received if he had been involuntarily terminated. In addition, the amendment provides for a special lump sum bonus of $300,000 to be paid to Mr. Fowler in lieu of any other bonus for the period October 1 through December 31, 1995, and extends the period during which Mr. Fowler may exercise his Company stock options vested as of December 31, 1995, for a period of three years from such date.

                 APPROVAL OF AMENDMENT TO THE TANDEM COMPUTERS
                   INCORPORATED EMPLOYEE STOCK PURCHASE PLAN

     On July 24, 1995, the Board of Directors adopted an amendment to the Tandem Computers Incorporated Employee Stock Purchase Plan (the "Plan") to increase the number of shares of Common Stock available for purchase under the Plan from 22,200,000 to 25,800,000 shares. On the same date, the Board of Directors approved a Company stock repurchase program which allows the Company to make open market purchases of shares of its Common Stock, thus reducing the dilutive effect of additional shares made available for purchase under the Plan. As of September 30, 1995, 1,238,161 shares remained available for purchase under the Plan, before giving effect to the amendment, and a total of 20,961,839 shares had been purchased by optionees under the Plan.

     The purpose of the Plan is to attract, retain and motivate qualified employees by providing them with the opportunity to subscribe for and purchase Common Stock from the Company at a price lower than its market value at the time of purchase and to pay for such stock through payroll deductions. The Board of Directors believes that employee stock ownership is an effective means of securing to the Company and its stockholders the advantages of the incentive inherent in stock ownership by participating employees, upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of its business. Consequently, the Board of Directors believes that the use of the Plan as a supplement to other forms of compensation paid by the Company is desirable. The following is a general summary of the principal provisions of the Plan, as amended.

ADMINISTRATION

     The Plan is administered by the Compensation/Option Committee (the "Committee") of the Board of Directors, no member of which is eligible to participate in the Plan. The Committee may interpret the Plan, adopt rules and regulations for its administration, and prescribe additional terms and limitations on the options.

ELIGIBILITY

     Each regular employee of the Company and any participating 50% or more owned subsidiary, including officers, who is customarily employed for more than five months in a calendar year is eligible to participate in the Plan. Directors of the Company are not eligible to participate in the Plan. As of September 30, 1995, 8,378 employees were eligible to participate in the Plan. No employee may be granted a right to purchase Common Stock under the Plan which, if exercised, would result in (i) his or her owning stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or (ii) his or her ability to purchase stock under the Plan or similar plans of the Company and any participating subsidiary in any one calendar year with a fair market value in excess of $25,000 (determined as of the time such rights are granted).

PURCHASE PRICE AND TERMS

     The Plan has two segments, a Payroll Withholding Accumulation Program and a Stock Option Grant Program.

     Under the Payroll Withholding Accumulation Program, an eligible employee may authorize the Company to withhold any whole percentage from 1% to 10% of his or her compensation. "Compensation" means, for this purpose, a participant's total annual compensation including bonuses and commissions but excluding special payments (such as moving expenses) and income with respect to stock options or other stock purchases. A participant is deemed to have elected to purchase the maximum number of whole shares of the Company's Common Stock which can be purchased with the amount withheld during a Participation Period. The present Participation Period commenced on October 1, 1995 and will end on January 31, 1996; thereafter, subject to change by the Board of Directors or Committee, the Participation Periods will be three-month periods beginning on each February 1, May 1, August 1 and November 1. A participant may not purchase more than 500 shares in any one Participation Period. At the end of each Participation Period, the participant's accumulated payroll withholdings are divided by the purchase price for that Participation Period, which is the lesser of (i) 85% of the fair market value of a share of Common Stock on the first trading day of the Participation Period or (ii) 85% of the fair market value of a share of Common Stock on the last trading day of the Participation Period. On October 1, 1995, the closing price of the Company's Common Stock on the New York Stock Exchange was $12.25. "Fair market value" means the closing transaction price of the stock on the New York Stock Exchange on the applicable dates (or if no shares are traded on an applicable date, on the next preceding date on which trading occurs). If the aggregate number of shares subscribed for a Participation Period exceeds the number of shares which remain available for issuance under the Plan, then the number of shares each participant may purchase is proportionately reduced. Any amount remaining in a participant's Plan Account after deducting the amount of the purchase price for the number of shares issued to such participant that represents a fractional share shall be applied to the purchase of shares in the succeeding Participation Period. Any amount remaining in a participant's Plan Account after a Participation Period for any other reason shall be refunded to the participant in cash, without interest.

     Currently, certificates representing shares acquired under the Plan are distributed to participants as soon as reasonably practicable after the close of a Participation Period. Effective with the Participation Period beginning February 1, 1996, the appropriate number of whole shares will be credited electronically to the individual brokerage account opened by each participant at a broker designated by the Committee (a "Brokerage Account"). Initially, the Committee has designated Smith Barney Inc. as the broker. During the Participation Period beginning October 1, 1995 (the "Transition Period"), participants may elect to either receive certificates representing the shares of Common Stock purchased during such Transition Period or have their respective Brokerage Accounts electronically credited for such shares. No physical certificate will be issued for stock electronically credited to the Brokerage Account of a participant. All present participants or eligible employees who wish to participate in Participation Periods starting on or after February 1, 1996, must establish a Brokerage Account with the broker designated by the Committee.

     A participant will receive a report at the end of each Participation Period, which sets forth the cash balance in the participant's Plan Account at the beginning of the Participation Period, the aggregate payroll deductions credited to the participant's Plan Account during the Participation Period, the number of shares purchased for the account of the participant at the end of the Participation Period and the purchase price thereof, any other disbursements of cash from the participant's Plan Account during the Participation Period, and the cash balance in the participant's Plan Account at the end of the Participation Period.

     If a participant's employment terminates for any reason (including death), his or her participation in the Payroll Withholding Accumulation Program will terminate immediately and the entire amount credited to his or her Plan account will be refunded to the participant in cash, without interest.

     Under the Stock Option Grant Program, options for an identical number of shares of Common Stock (subject to applicable Plan limitations) are granted periodically at the discretion of the Committee to every participant who is eligible on the date of grant. The Committee specifies the option price (which cannot be less than 85% of the fair market value of a share of Common Stock on the date of grant) and the period during which the option may be exercised (which may not be more than 27 months after the date of grant). Shares purchased upon the exercise of an option must be paid for in full at the time of exercise. Payment may be by personal check or by delivery of an irrevocable direction to a securities broker, approved by the Company, to sell shares and deliver all or a portion of the proceeds to the Company in payment for the shares. In addition, with the Committee's approval given at the time the option is granted, payment may be by delivery of a full recourse, interest-bearing promissory note.

     Upon termination of employment, an optionee may exercise an outstanding option granted under the Stock Option Grant Program (to the extent it was exercisable on the date of termination) within 30 days following the date of termination (but in no event later than the expiration date of such option), unless termination of employment is because of permanent disability, in which case the option may be exercised within three months following the date of termination. In the case of the death of an optionee while an eligible employee, the optionee's heirs or legal representative may exercise the option within one year after the date of death.

ADJUSTMENT UPON RECAPITALIZATION

     The Plan provides for appropriate adjustment by the Board of Directors of the number and price of shares subject to outstanding rights and the number of shares and option price of any outstanding options and of the aggregate number of shares available for issuance under the Plan in the event of a reorganization, stock split, combination of shares, stock dividend or other recapitalization of the Company.

TERM OF THE PLAN, AMENDMENT AND TERMINATION

     The Board of Directors may at any time amend, modify or terminate the Plan. Any increase in the aggregate number of shares to be issued under the Plan will not be effective until approved by the stockholders of the Company. Unless earlier terminated by the Board of Directors, the Plan will be in effect until June 30, 1998.

TRANSFERABILITY

     The Plan is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Code. No taxable income is recognized by a participant at the time a right or an option to purchase Common Stock is granted under the Plan or at the time the shares are purchased thereunder.

     For federal income tax purposes, a participant must recognize taxable income upon a disposition of Common Stock acquired under the Plan. The tax treatment may be more favorable if the disposition occurs after the holding period requirements of Section 423 have been satisfied (a "qualifying disposition"). If no disposition of the Common Stock is made within two years from the date of grant nor within one year after the day that the Common Stock was transferred to the participant, upon subsequent disposition of the Common Stock, ordinary income will be realized to the extent of the lesser of (1) the excess of the fair market value of the Common Stock at the time of disposition over the actual purchase price, or (2) 15% of the fair market value at the date of grant. Any further gain is treated as longterm capital gain. No income tax deduction will be allowed the Company for shares transferred to an employee, provided such shares are held for the periods described above. If the shares are disposed of within the periods described above, the participant will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of purchase over the price paid. In this case, the Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

REQUIRED VOTE

     The approval of the amendment to the Employee Stock Purchase Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE TANDEM COMPUTERS INCORPORATED EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PLAN.

                              STOCKHOLDER PROPOSAL

     The following proposal was submitted to the Company by an individual stockholder for presentation at the 1996 Annual Meeting of Stockholders. The name and address of the proponent and the number of shares of the Company's Common Stock held by the proponent will be furnished to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor. The stockholder did not timely submit a statement in support of approval of the proposal.

     "Recommend the Board of Directors redeem the "poison pill" stock rights by purchasing said rights for the $.05 required under the Stock Rights Plan upon an affirmative vote to redeem said rights by a majority of stockholders."

            RECOMMENDATION OF THE BOARD AGAINST STOCKHOLDER PROPOSAL

     The Board of Directors recommends a vote AGAINST the Stockholder Proposal. The proposal recommends that the Company's Board of Directors redeem the Common Stock Purchase Rights that all stockholders possess under the Company's First Amended and Restated Rights Agreement (the "Rights Plan") upon an affirmative vote of the stockholders. Although the Rights Plan cannot prevent a takeover of the Company, the Board believes the Rights Plan protects the economic interests of the stockholders by enabling the Board to negotiate for higher stockholder value in the event of a takeover attempt. The Board believes redemption of the Rights at this time would remove valuable protections for stockholders and eliminate an important tool designed to protect your interests, and could deprive you of substantial economic benefits in the future.

WHAT RIGHTS PLANS DO

     Stockholder rights plans were developed in the 1980s to counter a wide range of coercive tactics which had become common in hostile takeovers. A key function of a rights plan is to encourage bidders to negotiate with the board of the target company, resulting in better offers for all stockholders. Rights plans give boards time to evaluate offers, investigate alternatives and take steps necessary to maximize value for all stockholders.

     A consensus has gradually emerged among major United States corporations that rights plans help inhibit abusive conduct and assist directors in fulfilling their fiduciary duty to all stockholders. The Company believes that more than half of the 200 largest companies on the Fortune 500 list have adopted rights plans. Thus, many of these companies found adoption of a rights plan to be a prudent step to take to protect stockholder interests even though they were not the subject of current takeover bids.

     Rights plans do not preclude corporate takeovers. Many corporations which adopted rights plans were later acquired by others. Two studies seem to indicate that the premiums received in these takeovers were higher than those received by stockholders of corporations that did not have rights plans in place. One study titled "Poison Pill Impact Study" (March 31, 1988) was conducted by the proxy solicitor and investor relations firm Georgeson & Company Inc., and the other titled "Poison or Placebo" (March 11, 1993) was conducted by Professors Robert Comment and G. William Schwert. In the Company's case, there is no evidence that the adoption of the Rights Plan has depressed the Company's stock price.

     The Company's Rights Plan encourages any individual or group seeking to acquire at least 20% of the Company's stock (representing more than a $250,000,000 investment at current market prices) to negotiate with the Company to obtain its approval of the acquisition. This permits the Board of Directors to ensure that the acquisition is fair to and in the best interests of all other stockholders.

RESPONSIBILITY AND ACCOUNTABILITY

     The Board of Directors, elected by and answerable to the stockholders, is charged with the responsibility of protecting your interests. You have the right, with your fellow stockholders, to elect the directors you want to manage your investment in the Company.

     The law requires your directors to exercise their independent judgment in directing the Company's management. In deciding to adopt the Rights Plan in 1988, your directors sought, received and carefully weighed information and advice from experienced, independent legal and financial advisors. The Board also drew on its collective experience with many other corporations and situations and its intimate knowledge of the Company's own business, prospects and circumstances.

     The Board of Directors believes the Rights Plan is serving its purpose to protect against abusive tactics and increase the Board's ability to ensure that stockholders receive maximum value for their Company stock.

HOW RIGHTS PLANS ARE REDEEMED

     The Company would be required to pay $.05 per Right, or approximately $6,000,000, to redeem the Rights. The Board believes such an action would remove a valuable right and preclude the Company from spending the money on the Company's business and future.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL WHICH RECOMMENDS THE BOARD OF DIRECTORS REDEEM THE COMMON STOCK PURCHASE RIGHTS HELD BY STOCKHOLDERS UNDER THE COMPANY'S FIRST AMENDED AND RESTATED RIGHTS AGREEMENT.

                      RATIFICATION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP as the Company's independent auditors for the 1996 fiscal year effective November 14, 1995, subject to ratification by the stockholders. Representatives of Ernst & Young LLP are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Company's Board of Directors held six meetings during the 1995 fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve, except for Mrs. Shirley who was unable to attend certain meetings due to other commitments.

     The Board of Directors of the Company has appointed an Audit Committee, Nominating Committee and Compensation/Option Committee of the Board.

     The current members of the Audit Committee are Messrs. Bennett, Collins and Johnson. The Audit Committee held five meetings during the 1995 fiscal year. Its functions are to monitor the effectiveness of the audit effort, to supervise the Company's financial and accounting organization and financial reporting, and to select a firm of certified public accountants whose duty it is to audit the books and accounts of the Company for the fiscal year for which they are appointed. The Audit Committee also reviews non-audit services to be performed on the Company's behalf by the selected public accounting firm.

     The current members of the Nominating Committee are Messrs. Johnson, Perkins, Stone and Wriston. The Nominating Committee held no meetings during the 1995 fiscal year. The Nominating Committee's function is to select nominees for election as directors. The Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be submitted in writing to the Nominating Committee in care of the Secretary of the Company at its address set forth on the front page of this Proxy Statement. Each recommendation must include a statement setting forth information as to the proposed nominee as required under the Company's By-Laws.

     The current members of the Compensation/Option Committee are Messrs. Collins and Perkins and Mrs. Shirley. The Compensation/Option Committee held five meetings during the 1995 fiscal year. The Compensation/Option Committee's functions are to determine and supervise compensation to be paid to officers and directors of the Company and to supervise and manage the Company's Employee Stock Purchase Plan and stock option plans.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation at the Annual Meeting of Stockholders to be held in 1997, a stockholder proposal must be received at the offices of the Company, 19333 Vallco Parkway, Cupertino, California 95014, not later than August 17, 1996.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

     By order of the Board of Directors,

                                          JOSEPHINE T. PARRY
                                          Secretary

PROXY
                        TANDEM COMPUTERS INCORPORATED

       Proxy Solicited By Trustee of the Tandem Computers Incorporated

                        Employee Stock Ownership Plan
                     For Annual Meeting January 30, 1996

        The Trustee of the Tandem Computers Incorporated Employee Stock Ownership Plan is hereby authorized to represent and vote as designated on the reverse side the shares of the undersigned that (i) have been allocated to the account of the undersigned or (ii) have not been allocated to the account of the undersigned but for which the undersigned is entitled to give voting direction, at the Annual Meeting of Stockholders of Tandem Computers Incorporated to be held on Tuesday, January 30, 1996, or at any adjournment or postponement of the Annual Meeting.

        Listed on the reverse of this card are the number of shares of Tandem Computers Incorporated Common Stock allocated to your account in the Tandem Computers Incorporated Employee Stock Ownership Plan. You may direct the Trustee to vote such shares and your pro rata portion of the unallocated shares represented by this proxy at the Annual Meeting. If a vote is not specified, the Trustee shall vote your shares in the same proportion as the shares held in the Plan for which voting direction has been received.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                              SEE REVERSE SIDE

[ X ]  PLEASE MARK
       VOTES AS IN
       THIS EXAMPLE

PLEASE MARK, DATE, SIGN, AND RETURN

The Board of Directors recommends a vote FOR the election of one Class 1 director, FOR Items 2 and 4 and AGAINST Item 3.

1.  Election of Director:
Nominee:  Morton Collins    FOR [ ]     WITHHELD [ ]

2. To consider and vote upon a proposal to amend the Tandem Computers Incorporated Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance under the Plan.

                FOR [ ]         AGAINST [ ]        ABSTAIN [ ]

           The Board of Directors recommends a vote AGAINST Item 3.

3. To consider and vote upon a stockholder proposal that recommends the Board of Directors redeem the Common Stock Purchase Rights held by stockholders under the Company's First Amended and Restated Rights Agreement.

                FOR [ ]         AGAINST [ ]        ABSTAIN [ ]

4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors.
                FOR [ ]         AGAINST [ ]        ABSTAIN [ ]

5.  Upon any other matters which might properly come before the meeting.


The shares represented by this proxy are not held in nominee name, and duplicate annual reports are being sent to the address listed. Please do not send annual reports to the account listed on this proxy. [ ]

Mark here for address change and note at left  [ ]


Signature:___________________________________________ Date_____________________

Signature:___________________________________________ Date_____________________

Please sign exactly as your name appears on this proxy. If signing for estates or trusts, capacity should be stated. If shares are held jointly, each holder should sign.

PROXY
                        TANDEM COMPUTERS INCORPORATED

                    Proxy Solicited By Board of Directors

                     For Annual Meeting January 30, 1996

        Thomas J. Perkins and James G. Treybig, or either of them, each with the power of substitution, are hereby authorized to represent and vote as designated on the reverse side the shares of the undersigned at the Annual Meeting of Stockholders of Tandem Computers Incorporated to be held on Tuesday, January 30, 1996, or at any adjournment or postponement of the Annual Meeting.

        Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of one Class 1 director, FOR Items 2 and 4, and AGAINST Item 3, and as said proxies deem advisable or such other matters as may properly come before the meeting.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                              SEE REVERSE SIDE

[ X ]  PLEASE MARK
       VOTES AS IN
       THIS EXAMPLE

PLEASE MARK, DATE, SIGN, AND RETURN

The Board of Directors recommends a vote FOR the election of one Class 1 director, FOR Items 2 and 4 and AGAINST Item 3.

1.  Election of Director:
Nominee:  Morton Collins    FOR [ ]     WITHHELD [ ]

2. To consider and vote upon a proposal to amend the Tandem Computers Incorporated Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance under the Plan.

                FOR [ ]         AGAINST [ ]        ABSTAIN [ ]

           The Board of Directors recommends a vote AGAINST Item 3.

3. To consider and vote upon a stockholder proposal that recommends the Board of Directors redeem the Common Stock Purchase Rights held by stockholders under the Company's First Amended and Restated Rights Agreement.

                FOR [ ]         AGAINST [ ]        ABSTAIN [ ]

4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors.
                FOR [ ]         AGAINST [ ]        ABSTAIN [ ]

5.  Upon any other matters which might properly come before the meeting.


The shares represented by this proxy are not held in nominee name, and duplicate annual reports are being sent to the address listed. Please do not send annual reports to the account listed on this proxy. [ ]

Mark here for address change and note at left  [ ]


Signature:___________________________________________ Date_____________________

Signature:___________________________________________ Date_____________________

Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

                         TANDEM COMPUTERS INCORPORATED

                          EMPLOYEE STOCK PURCHASE PLAN

                            As Amended and Restated
                          Effective September 25, 1995



     SECTION 1.     ESTABLISHMENT OF THE PLAN

     The Tandem Computers Incorporated Employee Stock Purchase Plan (the "Plan") is established to provide Eligible Employees with an opportunity to purchase common stock of Tandem Computers Incorporated (the "Company") so that they may increase their proprietary interest in the success of the Company. The Plan, which provides for the purchase of Stock through regular payroll withholding or by the exercise of options granted under the Plan by the Committee, is intended to qualify under section 423 of the Code. The Plan was last amended and restated effective August 31, 1995.


     SECTION 2.     DEFINITIONS

     (a) "Authorized Broker" means a securities broker selected by the Committee for purposes of the Plan.

     (b) "Board of Directors" means the Board of Directors of the Company.

     (c) "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means the Compensation/Option Committee of the Board of Directors.

     (e) "Compensation" means the total compensation earned by a Participant during a Participation Period, including bonuses and commissions but excluding special payments (such as moving expenses) and income with respect to stock options or other stock purchases.

     (f)  "Date of Grant" means the first day of a Participation
Period.

     (g) "Effective Date" means the date on which the Plan was last approved by the stockholders of the Company.

     (h) "Eligible Employee" means any regular employee of a Participating Company who is customarily employed for more than five months in any calendar year, excluding any employee who is a director of the Company.

     (i) "Fair Market Value" of a share of Stock means the closing price on the applicable date. In the event the Stock is not traded on the date as of which the Fair Market Value is to be determined, Fair Market Value shall be determined as of the next preceding date on which Stock is traded.

     (j) "Participant" means an Eligible Employee who elects to participate in the Plan, as provided in Section 5, or to whom an option is granted pursuant to Section 6.

     (k) "Participating Company" means the Company, and such present or future Subsidiaries of the Company as the Board of Directors shall from time to time designate.

     (l) "Participation Period" means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 5(b).

     (m) "Plan Account" means the account established for each Participant pursuant to Section 5(e).

     (n) "Purchase Price" means the price at which Participants may purchase Stock under Section 5 of the Plan, as determined pursuant to Section 5(c).

     (o) "Stock" means the common stock of the Company, $.025 par value.

     (p) "Subsidiary" means a subsidiary corporation as defined in section 424 of the Code.

     SECTION 3.     ADMINISTRATION

     The Plan shall be administered by the Committee. The inter-pretation and construction by the Committee of any provisions of the Plan or of any right to purchase Stock granted under it shall be conclusive and binding on all persons.


     SECTION 4.     NUMBER OF SHARES TO BE OFFERED AND TO BE
                    PURCHASED

     The maximum aggregate number of shares which shall be offered under the Plan shall be 25,800,000 shares of Stock, subject to the approval of the Company's stockholders as provided in Section 15 and subject to adjustment as provided in Section 9. In the event that the aggregate number of shares which all Participants elect to purchase during a Participation Period or which are subject to outstanding options granted pursuant to
Section 6 shall exceed the number of shares remaining available for issuance under the Plan, then the number of shares to which each Participant shall become entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the sum of the number of shares the Participant has elected to purchase pursuant to
Section 5 and the number of shares which are subject to an outstanding option granted to the Participant pursuant to
Section 6 and the denominator of which is the sum of the number of shares which all employees have elected to purchase pursuant to Section 5 and the number of shares which are subject to outstanding options granted pursuant to Section 6.


     SECTION 5.     PAYROLL WITHHOLDING ACCUMULATION PROGRAM

     (a) Eligibility and Participation. Any person who quali-fies as an Eligible Employee on the Date of Grant with respect to a Participation Period may elect to become a Participant in this
Section 5 of the Plan for such Participation Period. An Eligible Employee may elect to participate by executing the enrollment form prescribed for such purpose by the Committee and complying with the requirements of Section 12(a). The enrollment form shall be filed with the Committee no later than the first day of the Participation Period. The Eligible Employee shall designate on the enrollment form the percentage of his or her Compensation which he or she elects to have withheld for the purchase of Stock, which may be any whole percentage from 1% to 10%.

     By enrolling in the payroll withholding accumulation program established pursuant to this Section 5, a Participant shall be deemed to have elected to purchase the maximum number of whole shares of Stock which can be purchased with the amount of the Participant's Compensation which is withheld during the Participation Period; provided, however, that with respect to any Participation Period, no Participant may purchase more than 500 shares of Stock or shares of Stock in excess of the amounts set forth in Section 10.

     Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Participation Period until he or she terminates participation or ceases to qualify as an Eligible Employee. If a Participant desires to change the rate of payroll withholding, he or she may do so effective for the next Participation Period by filing a new enrollment form with the Committee no later than the first day of the Participation Period for which such change is to be effective.

     (b) Participation Periods. The Plan shall be in effect from July 1, 1978 to June 30, 1998. While the Plan is in effect,
Participation Periods shall be established by the Committee, which Participation Periods shall not exceed 27 months.

     (c) Purchase Price. The Purchase Price for each share of Stock to be purchased pursuant to this Section 5 shall be the lesser of (i) 85% of the Fair Market Value of such share on the Date of Grant or (ii) 85% of the Fair Market Value of such share on the last day of the Participation Period.

     (d) Contributions. The Purchase Price for each share of Stock to be purchased pursuant to this Section 5 shall be payable by each Participant by means of payroll deduction. Payroll deductions for the amount of Compensation designated by the Par-ticipant pursuant to Section 5(a) shall commence with the first paycheck issued during the Participation Period and shall be deducted from each subsequent paycheck throughout the Partici-pation Period.

     (e) Purchase of Shares. The Company shall maintain a Plan Account on its books in the name of each Participant. At the close of each pay period, the amount deducted from the Partici-pant's Compensation shall be credited to the Participant's Plan Account. As of the last day of each Participation Period, the amount then in the Participant's Plan Account shall be divided by the Purchase Price, and the amount in the Participant's Plan Account shall be used to purchase the number of whole shares of Stock which results. The number of shares of Stock so purchased shall be issued to the Participant pursuant to Section 12 as soon as reasonably practicable after the close of the Participation Period. Any amount remaining in the Participant's Plan Account after a Participation Period that represents a fractional share shall be carried over in the Participant's Plan Account and applied to the Purchase Price for the succeeding Participation Period. Any amount remaining in the Participant's Plan Account after a Participation Period for any other reason shall be refunded to the Participant in cash, without interest.

     (f) Withdrawal. A Participant may elect to withdraw from participation in this Section 5 by filing the prescribed form with the Committee. Such form may be filed at any time up to the last day of a Participation Period, except that such form shall be filed not later than ten days before the last day of a Participation Period once the Internal Revenue Service has issued a ruling satisfactory to the Committee that approves this change. At the time of withdrawal, the amount credited to the Partici-pant's Plan Account shall be refunded in cash, without interest.


     SECTION 6.     STOCK OPTION GRANT PROGRAM

     (a) Grant of Option. The Committee may in its discretion grant options to purchase Stock if the terms of the offering comply with the following requirements:

          (i) An option for the same number of shares of Stock is granted to every person who qualifies as an Eligible Employee on the date selected by the Committee; provided, however, that no option may be granted to an Eligible Employee which would exceed the limitations set forth in
     Section 10;

          (ii)  The option price is not less than 85% of the Fair
     Market Value of the Stock on the date the option is granted by the Committee;

          (iii) The option is not exercisable after 27 months from the date the option is granted by the Committee; and

          (iv) The option is not granted more than ten years after the Effective Date.

In granting such options the Committee may include such addi-tional terms not inconsistent with the foregoing as it deems advisable, including (without limitation) restrictions with respect to the period during which such options shall be exercisable.

     (b) Method of Exercise. Options granted under this Sec-tion 6 may be exercised by the optionee giving written notice to the Company stating the number of shares with respect to which the option is being exercised. No exercise may be for fewer than all shares issuable under an option to an Eligible Employee. The notice shall be accompanied by payment in full for the Stock to be acquired, which payment may be by personal check or by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell shares of Stock and deliver all or a portion of the proceeds to the Company in payment for the Stock. Notwithstanding the foregoing, if the Committee makes an advance blanket authorization applicable to all options granted in connection with an offering under this Section 6, any optionee (or his or her legal representative or the person entitled to the option under his or her will or the applicable laws of descent and distribution, in the event of the exercise of an option upon the death of the employee, as provided in Section 7) may purchase such shares upon exercise of an option by delivery of a full-recourse promissory note payable to the Company. In such case, such note must bear interest at a rate specified by the Company and provide for repayment in periodic installments over a period not to exceed ten years from the date of exercise. No share shall be issued until full payment therefor has been made (whether in cash, by delivery of an irrevocable direction to a broker, or by delivery of a promissory note, as provided above, or in any combination of the foregoing).

     SECTION 7.     EFFECT OF TERMINATION OF EMPLOYMENT

     Termination of employment for any reason, including death, shall be treated as an automatic withdrawal pursuant to Sec-tion 5(f). All unexercised options granted pursuant to Section 6 shall be cancelled, except those options granted pursuant to
Section 6 which are unexercised and which an Eligible Employee would be entitled to exercise. If employment is terminated for any reason other than death or permanent disability, these options may be exercised at any time within 30 days following the date of termination, but in no event later than the expiration date of such option. If employment is terminated by death, these options may be exercised at any time within one year following death by the person to whom the option is transferred by will or the applicable laws of descent and distribution. If employment is terminated because of permanent disability, these options may be exercised at any time within three months following the date of termination. With respect to options granted pursuant to
Section 6 that are held by an Eligible Employee on his or her date of death, all such options shall become exercisable as of the date of death. A transfer from the Company to a Subsidiary, from one Subsidiary to another, or from a Subsidiary to the Company shall not be treated as a termination of employment.


     SECTION 8.     RIGHTS NOT TRANSFERABLE

     The rights or interests of any Participant in the Plan, in any option granted under the Plan, or in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by opera-tion of law, or by any other manner otherwise than by will or the applicable laws of descent and distribution. If the Participant shall in any manner attempt to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by will, such act shall be treated as an automatic withdrawal under Section 5(f) and shall cause all unexercised options granted pursuant to Section 6 to be automatically cancelled.

     SECTION 9.     RECAPITALIZATION, ETC.

     The aggregate number of shares of Stock offered under the Plan and the number and price of shares which any Participant has elected to purchase pursuant to Section 5 and the number of shares and option price of any outstanding options granted pur-suant to Section 6 shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company. In the event of a dis-solution or liquidation of the Company, or a merger or consolida-tion to which the Company is a constituent corporation, this Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which each Participant has paid towards the Purchase Price of Stock pursuant to Section 5 shall be refunded, without interest, and all outstanding options granted pursuant to Section 6 shall be cancelled.


                  SECTION 10.    LIMITATION OF STOCK OWNERSHIP

     Notwithstanding any provision herein to the contrary, no Participant shall be granted a right to purchase Stock pursuant to Section 5, or any option pursuant to Section 6, (i) if such Participant, immediately after his or her election to purchase such Stock or the grant of such option, would own stock pos-sessing more than five percent of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company, or (ii) if under the terms of the Plan the rights of the employee to purchase stock under this and all other qualified employee stock purchase plans of the Company or its Subsidiaries would accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such right or option is granted) for each calendar year for which such right or option is outstanding at any time. For purposes of this
Section 10, ownership of stock shall be determined by the attribution rules of section 424(d) of the Code, and Participants shall be considered to own any stock which they have a right or option to purchase under this or any other plan.

     SECTION 11.    RIGHTS AS AN EMPLOYEE

     Nothing in the Plan shall be construed to give any person the right to remain in the employ of the Company or a Subsidiary or to affect the right of the Company and its Subsidiaries to terminate the employment of any person at any time, with or without cause.


     SECTION 12.    BROKERAGE ACCOUNT AND RIGHTS AS A
                    STOCKHOLDER

     (a) Brokerage Account. Effective February 1, 1996, each Participant shall be required to maintain an account with the Authorized Broker and to execute such agreements and forms as the Committee or the Authorized Broker may require in connection with such account. With respect to any Participation Period commencing on or after February 1, 1996, no amount shall be withheld under Section 5 on behalf of a Participant who fails to open or maintain such an account as of the first day of the Participation Period.

     (b) Electronic Deposits. With respect to the Participation Period commencing October 1, 1995, and ending January 31, 1996, shares of Stock may be issued to a Participant under Section 5 either in certificated form or through electronic deposits in an account maintained by such Participant with the Authorized Broker, as such Participant may elect. With respect to Participation Periods commencing on or after February 1, 1996, shares of Stock may be issued to a Participant under Section 5 only through electronic deposits in the account maintained by such Participant with the Authorized Broker.

     (c) Mandatory Retention. Effective for shares of Stock purchased under Section 5 through electronic deposits in an account maintained by the Authorized Broker, a share of Stock purchased under the Plan shall remain in such Participant#s account at least until the earlier of the following dates:

          (i) The date of the disposition (within the meaning of section 424(c) of the Code) of such share; or

          (ii) The date when each of the holding periods described in section 423(a)(1) of the Code has been satisfied with respect to such share.

     (d) Stockholder Rights. A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until the date when such shares are issued to such Participant pursuant to this
Section 12.


     SECTION 13.    RESTRICTION ON SALES OF SHARES ACQUIRED
                    THROUGH OPTION EXERCISE

     As a condition of an option grant pursuant to Section 6, the Participant agrees that he or she will refrain from selling any share of Stock acquired through the exercise of such option during the period beginning on the 20th calendar day of the last month of each calendar quarter and ending on the third business day after such quarter's revenues and earnings information has been publicly released. Notwithstanding the foregoing, if a Participant is a Company officer or an employee who has access to material inside information, then as a condition of such option grant the Participant agrees that he or she will refrain from selling any share of Stock acquired through the exercise of the option during the following periods:

          (a) Periods of Unannounced Revenue and Earnings Information. From the tenth calendar day of the last month of each calendar quarter until the third business day after such quarter's revenues and earnings information has been publicly released; or

          (b)  Periods of Other Material Inside Information.
     Until the third business day after such information has been publicly released.

The above restrictions on the sale of Stock acquired through the exercise of an option shall apply until such date as the Partici-pant terminates Company employment and possesses no unreleased material inside information about the Company.


     SECTION 14.    AMENDMENT OR TERMINATION OF THE PLAN

     The Committee shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no Participant's existing rights are adversely affected thereby, and provided further that, except as provided in Section 9, no increase in the aggregate number of shares of Stock to be issued under the Plan shall be effective until such increase is approved by a vote of the stockholders of the Company. The Plan shall terminate on June 30, 1998, if it has not been earlier terminated pursuant to this Section 14.


     SECTION 15.    APPROVAL OF INCREASE IN NUMBER OF SHARES TO
                    BE OFFERED

     The increase in the number of shares of Stock offered under the Plan from 22,200,000 to 25,800,000 shares, as reflected in
Section 4, shall be void unless such increase is approved by the vote of the stockholders of the Company within 12 months before or after the date upon which such increase was approved by the Board of Directors.